Exhibit 11

March 6, 2020

Columbia Acorn Trust

71 S. Wacker, Suite 2500

Chicago, IL 60606

Ladies and Gentlemen:

We have acted as counsel to Columbia Acorn Trust, a business trust formed under the laws of the Commonwealth of Massachusetts (the “Trust”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) of the Trust’s registration statement on Form N-14 relating to the acquisition by Columbia Acorn Fund and Columbia Acorn International, each a series of the Trust (the “Acquiring Funds”), of, respectively, Columbia Acorn Select and Columbia Acorn Emerging Markets Fund, each a series of the Trust (the “Target Funds”), and the issuance of an indefinite number of Class A, Advisor Class, Class C, Institutional Class, Institutional 2 Class and Institutional 3 Class shares of beneficial interest of Columbia Acorn Fund and Columbia Acorn International (the “Shares”) under the Securities Act of 1933, as amended (the “1933 Act”) (the “Registration Statement”), all in accordance with the terms of the Agreement and Plan of Reorganization by and among the Trust on behalf of the Acquiring Funds and the Target Funds, and Columbia Management Investment Advisers, LLC and Columbia Wanger Asset Management, LLC.

You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Trust’s Agreement and Declaration of Trust of Columbia Acorn Trust, as amended through September 17, 2003, and the By-Laws of the Trust, as amended through September 21, 2016, and the actions of the trustees of the Trust that provide for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Trust. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Based upon and subject to the foregoing, we are of the opinion that:

(1) The Shares being registered pursuant to the Registration Statement have been duly authorized for issuance by the Trust; and

(2) When issued and paid for as contemplated by the Registration Statement, the Shares will be validly issued, fully paid, and non-assessable. In this regard, however, we note that the Trust is a Massachusetts business trust and, under certain circumstances, shareholders of a Massachusetts business trust could be held personally liable for the obligations of the trust.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the Federal laws of the United States and the laws of the Commonwealth of Massachusetts. We are members of the Bar of the District of Columbia and our opinion, as it relates to the laws of the Commonwealth of Massachusetts, is based solely on our review of the laws, and, where applicable, published cases, rules or regulations relating thereto, of the Commonwealth of Massachusetts that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust.

This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Perkins Coie LLP